CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 29, 2021, relating to the financial statements and financial highlights of Main BuyWrite ETF (formerly, Main BuyWrite Fund), a series of Northern Lights Fund Trust IV, for the year ended October 31, 2021, and to the references to our firm under the heading “Financial Highlights, and “Exhibit B – Financial Highlights” in the Prospectus

/s/ Cohen & Company

Cohen & Company, Ltd.

Milwaukee, Wisconsin

August 19, 2022